Array BioPharma And Celgene Corporation Announce Strategic global R&D Collaboration To Advance Medical Innovation To Benefit Patients

BOULDER, Colo., July 29, 2013 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) announced a strategic collaboration with Celgene Corporation for an Array-invented preclinical development program targeting a novel inflammation pathway. Under the terms of the agreement Array will receive an up-front payment of $11 million and Celgene will have an exclusive option to license multiple clinical development candidates. Array is entitled to receive potential milestone payments of up to $376 million based upon achieving certain development, regulatory and sales objectives. Array is also entitled to receive royalties on net sales of all drugs and will retain all rights to the program if Celgene does not exercise its option.

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"We are pleased to announce this new collaboration with Celgene focused on a novel inflammation pathway," said Kevin Koch, Ph.D., President and Chief Scientific Officer, Array BioPharma. "Given Celgene's global leadership and expertise in the development and commercialization of innovative therapies and Array's solid track record of inventing and progressing targeted drugs into clinical trials, we believe this alliance will maximize the value of a very exciting and innovative program."

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis began a Phase 3 trial evaluating Array-invented MEK162 in NRAS-mutant melanoma in July 2013 and expects to begin a Phase 3 trial in BRAF-mutant melanoma in 2013. In addition, Array began a Phase 3 trial evaluating MEK162 in low-grade serous ovarian cancer under the license agreement with Novartis in June 2013. AstraZeneca began a pivotal trial with Array-invented selumetinib in thyroid cancer in May 2013 and expects to begin a Phase 3 trial in non-small cell lung cancer in 2013. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche). For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about future plans to progress and develop the program licensed to Celgene under the Agreement, the achievement of development, regulatory and sales objectives resulting in milestone payments to Array, the potential to earn royalties on future sales of any drugs that may be approved for marketing and the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on Form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Array and Celgene to continue to fund and successfully progress research and development efforts with respect to the licensed program; risks to Array associated with dependence on Celgene for the clinical development and commercialization of the licensed program; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of July 29, 2013 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACTS:	Array BioPharma Inc.
Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com